Exhibit 99.1

Press Release

VIA NET.WORKS APPOINTS CAMERON MACKENZIE

AS CHIEF FINANCIAL OFFICER

AMSTERDAM, the Netherlands, 9th November 2004 – VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE), today announced the appointment of Cameron Mackenzie as Chief Financial Officer.  Mr. Mackenzie, who joined the company in April 2004 as Interim Chief Financial Officer, is a member of The Institute of Chartered Accountants of Scotland, and has more than 15 years experience in senior finance positions at U.S. and European multinational companies.

“We are delighted to recognize the contribution that Cameron has made to VIA in the short time he has been here,” said Rhett Williams, VIA’s Chief Executive Officer.  “In addition to his leadership in running our Finance operation, Cameron has played a key role supporting our two recent transactions - the acquisition of the continental European offices of PSINet Europe and the recent sale of VIA NET.WORKS UK Ltd. As we drive towards our goal of cash flow positive and sustainable profitability in mid-2005, we need the strategic focus to help drive revenues and margins and the financial discipline to keep us on course. In bringing these qualities to our team, Cameron has more than demonstrated that he is the right person for the job.”

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to more than 135,000 small- and medium-sized businesses in Europe and the United States. Through the VIA, AMEN and PSINet Europe brands, the Group offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com

VIA Investor Contact:	VIA Media Contact:
Mike Geczi	Piers Schreiber
T: +1 212-300-1801	T: +31 20 502 0049
F: +1 212-300-1819	M: +31 65 535 8087
E: mgeczi@apcoworldwide.com	E: pschreiber@vianetworks.com